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                                                                       Exhibit 3
        [MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED LETTERHEAD]
                                                                  April 16, 1999

Board of Directors
Rental Service Corporation
6929 E. Greenway Parkway
Suite 200
Scottsdale, AZ 85254

Members of the Board of Directors:

   On April 5, 1999, UR Acquisition Corporation (the "Purchaser"), a wholly owned subsidiary of United Rentals, Inc. ("Parent" and together with Purchaser, the "Bidders"), commenced a tender offer for all outstanding shares of common stock, par value $.01 per share (the "Company Shares"), of Rental Service Corporation (the "Company"), at a price of $22.75 per share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 5, 1999, and the related letter of transmittal (collectively, the "Offer").

   You have asked us whether, in our opinion, the Offer Price is adequate to the shareholders of the Company (other than Parent and its affiliates), from a financial point of view.

   In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed certain publicly available business and financial information relating to the Company and Parent that we deemed to be relevant;

  (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, furnished to us by the Company;

  (3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 (as to the Company) and 2 above;

  (4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6) Compared the proposed financial terms of the Offer with the financial terms of certain other transactions that we deemed to be relevant;

  (7) Reviewed the Agreement and Plan of Merger, dated as of January 20, 1999, between NationsRent, Inc. (the "Merger Partner") and the Company, pursuant to which the Merger Partner will be merged with and into the Company (the "Proposed NationsRent Merger");

  (8) Reviewed the Offer and the related Tender Offer Statement on Schedule 14D-1 filed by the Bidders with the Securities and Exchange Commission on April 5, 1999; and

  (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

   In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, including the information in the Offer, and we have not assumed any responsibility for independently verifying
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such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company.

   Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

   In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company.

   We are acting as financial advisor to the Company in connection with the Proposed NationsRent Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation thereof. In addition, we are providing financing services to the Company and the Merger Partner and will receive a fee from the combined company for our services, a significant portion of which is contingent upon consummation of the Proposed NationsRent Merger. We are also acting as financial advisor to the Company in connection with the Offer and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagements. We have, in the past, provided financing services to the Company, including acting as lead underwriter in connection with an offering of the Company Shares in August 1998, and financial advisory and financing services to the Parent and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, and securities of the Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not constitute a recommendation to any shareholder of the Company as to whether or not such shareholder should tender Company Shares pursuant to the Offer or vote in favor of any proposal presented to shareholders in connection therewith.

   On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Offer Price is inadequate to the shareholders of the Company (other than Parent and its affiliates), from a financial point of view.

                                       Very truly yours,

                                       MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED